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                                                                   EXHIBIT 99.8
                                                                   THC Partners

                             CONSENT AND AGREEMENT

  THIS CONSENT AND AGREEMENT (this "Agreement ") is executed and delivered by the individual or entity whose name appears in the signature block at the end of this Agreement (the "Undersigned ").

                            PRELIMINARY STATEMENTS

  A. THC Partners, a Texas general partnership (the "Partnership "), is the record holder of (i) 47,090.81 shares of common stock ("THC Common Stock "), par value $1.00 per share, of The Hughes Corporation, a Delaware corporation ("THC "), and (ii) 7,084,947 Class 1 LP Units ("Class 1 Units ") of Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP ").

  B. The Undersigned is a partner of the Partnership with the percentage interest in the Partnership set forth opposite the Undersigned's name on Exhibit A hereto (the "Percentage Interest ").

  C. The Undersigned has heretofore received a copy of the Proxy
     Statement/Prospectus, dated May  , 1996 (the "Proxy
     Statement/Prospectus "), relating (among other things) to a joint special meeting of the stockholders of THC and the holders of Class 1 Units of HHPLP to be held in Houston, Texas on June 12, 1996 (the "Joint Special Meeting ").

  D. At the Joint Special Meeting, the record holders of the outstanding shares of THC Stock will consider and vote upon the merger ("Merger 1 ") of THC with and into TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of The Rouse Company, a Maryland corporation ("Rouse "), pursuant to the terms of the Agreement and Plan of Merger attached as Appendix A to the Proxy Statement/Prospectus (as amended, the "Merger 1 Agreement ").

  E. Also at the Joint Special Meeting, the record holders of the outstanding Class 1 Units of HHPLP will consider and vote upon the merger ("Merger 2 ") of TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Rouse, with and into HHPLP pursuant to the terms of the Agreement and Plan of Merger attached as Appendix B to the Proxy Statement/Prospectus (as amended, the "Merger 2 Agreement ").

  F. Pursuant to the terms of the Merger 1 Agreement, THC is required to use its reasonable best efforts to cause the Partnership to execute and deliver an agreement (the "THC Partners Lock-up Agreement ") pursuant to which the Partnership would agree to not, prior to the first anniversary of the closing of the Mergers, sell more than 50% of the shares of Rouse Common Stock received by the Partnership in connection with Merger 1 (excluding any shares acquired pursuant to the Contingent Stock Agreement referred to below).

  G. At the closing of Merger 1, Rouse will execute and deliver a Contingent Stock Agreement in the form attached as Appendix D to the Proxy Statement/Prospectus (the "Contingent Stock Agreement ").

  H. HHPLP will make a special distribution (as more particularly described in the Proxy Statement/Prospectus, the "Special Distribution") to the holders of the Class 1 Units of HHPLP immediately prior to, but conditioned upon the closing of, Merger 1 and Merger 2 (collectively, the "Mergers ").
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  I. The Undersigned is entering into this Agreement in order to facilitate the implementation and consummation of Mergers and the other transactions described in the Proxy Statement/Prospectus.

  NOW, THEREFORE, in consideration of the matters set forth in the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes stated in this Agreement and the Proxy Statement/Prospectus, the Undersigned, intending to be legally bound, hereby agrees as follows:

  Section 1. Consents, Approvals, etc. The Undersigned irrevocably and unconditionally:

    (a) authorizes and empowers the Managing Partners of the Partnership (or any of them) to represent the Partnership at the Joint Special Meeting and to vote all shares of THC Common Stock and all Class 1 Units of HHPLP held of record by the Partnership in favor of the approval and adoption of the Merger 1 Agreement and the Merger 2 Agreement (collectively, the "Merger Agreements ");

    (b) approves the Mergers and all other transactions contemplated by the Merger Agreements, including, but not limited to, the Special Distribution;

    (c) approves, ratifies and confirms all actions taken by or on behalf of the Partnership, THC, HHPLP and/or The Howard Hughes Corporation, a Delaware corporation, in connection with the Merger Agreements and the Contingent Stock Agreement and the transactions contemplated thereby;

    (d) consents and agrees that the Managing Partners of the Partnership (or any of them) may enter into the THC Partners Lock-up Agreement in such form and containing such terms, conditions and provisions as the Managing Partner(s) executing the same on behalf of the Partnership may approve, the execution by such Managing Partner(s) of the THC Partners Lock-up Agreement to conclusively evidence such approval;

    (e) authorizes and empowers the Managing Partners of the Partnership to make such representations on behalf of the Partnership as Rouse may request regarding the absence of any plan or intention on the part of the Partnership to sell or otherwise dispose of any shares of Rouse Common Stock received by the Partnership in the Mergers;

    (f) adopts and approves the Contingent Stock Agreement in all respects;

    (g) approves, ratifies and confirms the appointment of the Representatives (as defined in the Contingent Stock Agreement) and all actions taken or omitted (whether before, on or after the date hereof) by or on behalf of the Representatives to the terms of the Contingent Stock Agreement, including, but not limited to, (i) the establishment of the Escrow Account (as defined in the Contingent Stock Agreement) and the withdrawal and disbursement of funds on deposit therein and (ii) the exercise by the Representatives of all of the powers, rights, privileges and remedies conferred, or purported to be conferred, upon them under the Contingent Stock Agreement; and

    (h) waives compliance with any provision of the Amended and Restated Agreement of Partnership of THC Partners dated as of June 1, 1989, as amended, which is contrary to or inconsistent with any of the actions described or referred to in the foregoing clauses (a) through (g).

  Section 2. Acknowledgments. The Undersigned acknowledges receipt of (i) true and complete copies of the Proxy Statement/Prospectus (including the attachments thereto) and (ii) such other information as the Undersigned has requested in connection with this Agreement and the matters referred to herein, including the Mergers.

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  Section 3. Binding Effect; Benefit and Burden. This Agreement shall survive the death, disability, incompetency or bankruptcy of the Undersigned and the transfer or assignment of the Undersigned's interest in the Partnership and shall extend to, and be binding upon, the Undersigned's heirs, legal representatives, personal representatives, successors and assigns. This Agreement is intended for the benefit of the Managing Partners of the Partnership and the Representatives and their respective heirs, legal representatives, personal representatives, successors and assigns.

  IN WITNESS WHEREOF, the Undersigned has executed this Agreement this   day
of    , 1996.

                                          Signature: __________________________

                                          Printed Name: _______________________

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